Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 033-196389) on Form S-8 of Stewart Information Services Corporation of our report dated June 24, 2016, with respect to the financial statements and supplementary information of the Stewart 401(k) Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2015.
/s/ Weaver and Tidwell, LLP
Houston, Texas
June 24, 2016